Exhibit 3.1

Amendment to the Amended and Restated Bylaws

of CAS Medical Systems, Inc.

This Amendment to the Amended and Restated Bylaws of CAS Medical Systems, Inc. (the “corporation”) is dated this 11th day of February, 2019.

WITNESSETH

WHEREAS, the corporation is governed, in part, by the Amended and Restated Bylaws of the corporation; and

WHEREAS, pursuant to and in accordance with Section 5.1 of the Restated Certificate of Incorporation of the corporation and Article XI of the Amended and Restated Bylaws, the Board of Directors of the corporation has authorized, approved and adopted this Amendment to the Amended and Restated Bylaws.

1.           AMENDMENT.

(a)           The following new Article XIII has been added to the Amended and Restated Bylaws of the corporation:

ARTICLE XIII

EXCLUSIVE FORUM

Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the corporation to the corporation or the corporation’s stockholders, or any action asserting a claim for aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the Delaware General Corporation Law or the certificate of incorporation or these Bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware). Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of, and to have consented to, the provisions of this Article XIII.